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Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Founded in 1924, we believe we are the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and a leading manufacturer of metal accessories used in masonry construction. Although almost all of our products are used in concrete or masonry construction, the function and nature of the products differ widely. In 2000, we added to our construction chemicals product line with the acquisition of Conspec, which manufactures and sells chemicals under the names Conspec and Edoco. In 2001, we acquired Aztec Concrete Accessories, Inc., a manufacturer of plastic products for the construction industry, primarily in the Western United States. We also have expanded our business units through additional smaller acquisitions.

        In an effort to reduce costs and enhance customer responsiveness, effective January 1, 2003 we reorganized our company from six autonomous manufacturing and sales divisions into two sales units (CPG and Symons) and a new product fulfillment unit (Supply Chain). CPG and Symons are primarily responsible for sales, customer service and new product development. As part of this effort, we reorganized most of our manufacturing and distribution operations into our Supply Chain unit, which manufactures and distributes our products in support of CPG and Symons.

        CPG.    CPG derives its revenues from the sale of products primarily to independent distributors and contractors. We also provide some equipment on a rental basis. CPG obtains the majority of the products it sells from the Supply Chain product fulfillment group and manufactures its chemicals product line. Cost of sales for CPG consists primarily of purchased steel and other raw materials, as well as the costs associated with manufacturing, assembly, testing, and associated overhead. Orders from customers for our paving products are affected by state and local governmental infrastructure expenditures and their related bid processes. Due to the project-oriented nature of paving jobs, these products generally are made to order. As a result of all of the foregoing, product inventories are maintained at relatively low levels.

        Symons.    Symons derives its revenues from the sale and rental of engineered, reusable modular forming systems and related accessories to independent distributors and contractors. Sales of both new and used concrete forming systems and specific consumables generally represent approximately two-thirds of the revenues of this business unit, and rentals represent the remaining one-third. This business unit's products include systems with steel frames and a plywood face, also known as Steel-Ply®, and systems that use steel in both the frame and face. Symons obtains Steel-Ply® forms from the Supply Chain product fulfillment group and manufactures and assembles or outsources some of the manufacturing involved in some of the other all-steel forms. This outsourcing strategy allows us to fulfill larger orders without increased overhead. Cost of sales for Symons consists primarily of purchased steel and specialty plywood, and other raw materials, depreciation and maintenance of rental equipment, and the costs associated with manufacturing, assembly and overhead.

        Supply Chain.    As part of our reorganization, effective January 1, 2003, we reorganized most of our manufacturing and distribution operations into Supply Chain, our new product fulfillment unit, which manufactures and distributes our products in support of CPG and Symons. In addition to manufacturing Steel-Ply® forms for Symons, we design and manufacture or customize most of the machines we use to produce concrete accessories, and these proprietary designs allow for quick changeover of machine set-ups. This flexibility, together with our extensive distribution system, enables CPG to deliver many of its concrete accessories within 24 hours of a customer order.

        For segment reporting purposes, we include Supply Chain within CPG.

Facility Closing and Severance Expenses

        During 2000, as a result of the acquisition of Conspec, we approved and began implementing a plan to consolidate a number of our existing operations. As part of the consolidation, we closed two of our facilities. Accordingly, a facility closing and severance expense of approximately $2.5 million was recorded during 2000, of which approximately $0.4 million related to idle machinery and equipment write-offs, and approximately $2.1 million related to future lease payments and employee severance.

        From 2001 through the first quarter of 2003, we have approved and implemented several plans to exit additional manufacturing and distribution facilities and reduce overall headcount to keep our cost structure aligned with our net sales. In total, we have incurred approximately $15.7 million of expense, comprised of the following:

				Three Months Ended
	Year Ended December 31,
				March 29, 2002	March 28, 2003
	2000	2001	2002
	(dollars in millions)
Involuntary termination costs	$0.5	$3.7	$4.4	$—	$0.4
Lease termination costs	0.7	0.8	0.6	—	—
Relocation of operations	0.2	1.1	0.2	0.1	—
Other post-closing costs	0.7	1.8	0.2	—	—

Facility closing and severance reserve expenses	$2.1	$7.4	$5.4	$0.1	$0.4
Loss on disposal of property, plant and equipment	0.4	—	—	—	—

Total facility closing and severance expenses	$2.5	$7.4	$5.4	$0.1	$0.4

        Below is a summary of the amounts charged against facility closing and severance reserves:

				Three Months Ended
	Year Ended December 31,
				March 29, 2002	March 28, 2003
	2000	2001	2002
	(dollars in millions)
Beginning balance	$—	$1.9	$2.9	$2.9	$3.4
Facility closing and severance reserve expenses	2.1	7.4	5.4	0.1	0.4
Items Charged Against Reserve:
Involuntary termination benefits	—	(2.4)	(3.0)	(0.5)	(1.4)
Lease termination costs	—	(1.3)	(0.6)	(0.2)	(0.2)
Relocation of operations	—	(1.1)	(0.3)	—	—
Other post-closing costs	(0.2)	(1.6)	(1.0)	(0.5)	(0.3)

Ending balance	$1.9	$2.9	$3.4	$1.8	$1.9

        We have identified additional cost savings resulting from our company-wide reorganization and, going forward, we intend to continue our cost-saving and reorganization initiatives. In addition, we currently have plans in place to move a significant percentage of our annual production requirements to Reynosa, Mexico. We anticipate that the cash costs related to this move will be approximately $5 million. We believe that by relocating a portion of our manufacturing to Mexico, we will realize approximately $5 million in savings annually. We have also begun to outsource some of our production requirements to lower cost foreign producers, which we believe will generate significant additional savings.

Results of Operations

        The following table summarizes our results of operations as a percentage of net sales for the periods indicated:

				Three Months Ended
	Year Ended December 31,
				March 28, 2003	March 29, 2002
	2000	2001	2002
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	62.4	64.6	65.9	66.2	69.2

Gross margin	37.6	35.4	34.1	33.8	30.8
Selling, general and administrative expenses	25.2	24.8	24.1	29.6	28.7
Facility closing and severance expenses	0.7	1.9	1.4	0.2	0.6
Amortization of goodwill and intangibles	0.7	1.0	0.2	0.1	0.2

Income from operations	11.0	7.7	8.4	3.9	1.3
Interest expense	6.1	8.9	9.0	10.2	11.8
Non-recurring item-lawsuit judgment	4.2	—	—	—	—
Loss on disposals of property, plant and equipment	—	—	0.3	—	—
Other expense	0.1	—	—	0.1	—

Loss before benefit for income taxes	0.6	(1.2)	(0.9)	(6.4)	(10.5)
Benefit for income taxes	0.4	(0.3)	(0.1)	(2.6)	(2.6)

Income before extraordinary item and cumulative effect of change in accounting principle	0.2	(0.9)	(0.8)	(3.8)	(7.9)
Extraordinary loss	(1.3)	—	—	—	—

Net loss before cumulative effect of change in accounting principle	(1.1)	(0.9)	(0.8)	(3.8)	(7.9)
Cumulative effect of change in accounting principle	—	—	(4.5)	(21.8)	—

Net loss	(1.1)%	(0.9)%	(5.3)%	(25.6)%	(7.9)%

Comparison of Three Months Ended March 29, 2002 and March 28, 2003

        Net Sales.    Net sales decreased $10.3 million, or 13.1%, to $68.2 million in the first quarter of 2003 from $78.5 million in the first quarter of 2002. The following table summarizes our net sales by segment:

	Three Months Ended
	March 29, 2002		March 28, 2003
					% Change
	Net Sales	%	Net Sales	%
	(dollars in thousands)
Construction Products Group	$56,126	71.5%	$47,381	69.4%	(15.6)%
Symons	26,648	33.9	24,762	36.3	(7.1)
Intersegment eliminations	(4,272)	(5.4)	(3,920)	(5.7)	(8.2)

Net sales	$78,502	100.0%	$68,223	100.0%	(13.1)%

        Net sales for CPG decreased $8.7 million, or 15.6%, to $47.4 million in the first quarter of 2003 from $56.1 million in the first quarter of 2002, primarily due to the weaker markets in the first quarter of 2003 compared to 2002. In addition, the harsh winter weather in the first quarter of 2003 caused delays in the start of construction projects. In the first quarter of 2003, we discontinued a number of unprofitable masonry product lines instead of lowering prices to match competitors. This also resulted in lower net sales.

        Net sales of Symons products decreased 7.1% to $24.8 million for the first quarter of 2003, compared to $26.6 million in the first quarter of 2002, primarily due to lower rental revenues and decreased sales of new products, both due to the weaker markets and the harsh winter weather in the first quarter of 2003 compared to 2002. This was partially offset by increased sales of used rental fleet.

        Gross Profit.    Gross profit for the first quarter of 2003 was $21.0 million, a decrease of $5.5 million from $26.5 million in the first quarter of 2002. This was due primarily to the decreased revenues discussed previously, offset partially by the cost savings realized from the facility closing and headcount reduction plans we implemented.

        Gross margin was 30.8% in the first quarter of 2003, decreasing from 33.8% in the same quarter of 2002. This was due primarily to the combination of the fixed cost impact on the unfavorable sales volume and unfavorable rental revenue rates, both of which are attributable to our weaker markets in 2003 compared to 2002.

        Operating Expenses.    Selling, general, and administrative expenses decreased $3.7 million to $19.6 million in the first quarter of 2003, from $23.2 million in the first quarter of 2002, primarily due to the cost savings realized from the implementation of the facility closing and headcount reduction plans.

        The amount of facility closing and severance expenses during the first quarter of 2003 was $0.4 million and $0.1 million in the first quarter of 2002.

        Amortization of intangibles was $0.1 million in the first quarters of both 2003 and 2002.

        Other Expenses.    Interest expense increased slightly to $8.1 million in the first quarter of 2003 from $8.0 million in the first quarter of 2002. This was due to higher average borrowings in the first quarter of 2003 when compared to the first quarter of 2002, offset partially by the lower interest rates in 2003.

        Loss Before Income Taxes.    Loss before income taxes in the first quarter of 2003 was $7.2 million, as compared to $5.0 million in the first quarter of 2002 and was comprised of the following:

	Three Months Ended
	March 29, 2002	March 28, 2003
	(dollars in thousands)
Construction Products Group	$3,916	$1,272
Symons	3,995	4,872
Corporate, including interest expense	(10,942)	(11,138)
Intersegment eliminations	(1,985)	(2,193)

Loss before income taxes	$(5,016)	$(7,187)

        CPG's income before income taxes of $1.3 million in the first quarter of 2003 decreased from $3.9 million in the first quarter of 2002. This was primarily due to the lower net sales volumes in 2003, offset partially by the cost savings realized from the facility closing and headcount reduction plans we implemented. Symons' income before income taxes was $4.9 million in the first quarter of 2003, compared to $4.0 million in the first quarter of 2002. This was due primarily to lower rental revenue and the cost savings realized from the facility closing and headcount reduction plans we implemented, offset by higher sales of used rental equipment. Corporate expenses increased slightly to $11.1 million, including interest expense of $8.1 million, in the first quarter of 2003 from $10.9 million, including interest expense of $8.0 million, in the first quarter of 2002. Elimination of profit on intersegment sales was $2.2 million in the first quarter of 2003, compared to $2.0 million in the first quarter of 2002, due primarily to a change in the mix of intersegment product sales.

        Net Loss Before Cumulative Effect of Change in Accounting Principle.    The effective tax rate in the first quarter of 2003 was 25.0%, which is different from the statutory rate, primarily due to the unfavorable impact of permanent book/tax differences. The net loss before cumulative effect of change in accounting principle for the first quarter of 2003 was $5.4 million, compared to a loss of $3.0 million in the first quarter of 2002 due to the factors described above.

        Cumulative Effect of Change in Accounting Principle.    In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 revises the accounting for future business combinations to allow only the purchase method of accounting. In addition, the two statements preclude amortization of goodwill for periods beginning after December 15, 2001. Instead, an annual review of the recoverability of the goodwill and intangible assets is required. Certain other intangible assets continue to be amortized over their estimated useful lives.

        We adopted these statements effective January 1, 2002. As a result of adopting SFAS No. 142, we recorded a non-cash charge in the first quarter of 2002 of $17.1 million ($19.9 million of goodwill, less an income tax benefit of $2.8 million), which is reflected as a cumulative effect of change in accounting principle. This amount does not affect our ongoing operations. The goodwill arose from the acquisitions of Dur-O-Wal in 1995, Southern Construction Products in 1999, and Polytite in 2000, all of which manufacture and sell metal accessories used in masonry construction. The masonry products market has experienced weaker markets and significant price competition, which has had a negative impact on the product line's earnings and fair value.

        Net Loss.    The net loss for the first quarter of 2003 was $5.4 million, compared to a loss of $20.2 million in the first quarter of 2002 due to the factors described above.

Comparison Of Years Ended December 31, 2001 and 2002

        Net Sales.    Our 2002 net sales were $378.3 million, a 3.9% decrease from $393.7 million in 2001.

        The following table summarizes our net sales by segment for the periods indicated:

	Years Ended December 31,
	2001		2002
					% Change
	Net Sales	%	Net Sales	%
	(dollars in thousands)
Construction Products Group	$281,212	71.4%	$272,573	72.1%	(3.1)%
Symons	133,530	33.9	126,941	33.6	(4.9)
Intersegment eliminations	(21,042)	(5.3)	(21,230)	(5.7)	0.9

Net sales	$393,700	100.0%	$378,284	100.0%	(3.9)%

        CPG's sales decreased by 3.1% to $272.6 million in 2002 from $281.2 million in 2001. This decrease was primarily due to unfavorable volume and pricing, as the construction products markets were weaker in 2002 compared to 2001.

        Symons' sales decreased by 4.9% to $126.9 million in 2002 from $133.5 million in 2001 due to unfavorable rental revenues and pricing, as the concrete forming systems markets were weaker in 2002 compared to 2001.

        Gross Profit.    Gross profit for 2002 was $128.9 million, a $10.4 million decrease from the $139.3 million reported for 2001. This was primarily due to the unfavorable volume and pricing discussed previously. In addition, a change in accounting estimate relating to the depreciable lives of a portion of the rental fleet reduced 2002 gross profit by $2.0 million. These were partially offset by the cost savings realized from the implementation of the 2001 and 2002 facility closing and headcount reduction plans. Gross profit was 34.1% of sales in 2002, decreasing from 35.4% in 2001. The decrease from 2001 was due to the unfavorable sales volume and pricing, a higher mix of lower gross profit paving products, a lower mix of higher gross profit Symons and concrete accessories products, a lower mix of higher gross profit rental revenues and higher medical and insurance costs. These were partially offset by a higher mix of sales of higher gross profit used rental fleet in the Symons segment, and the cost savings realized from the implementation of the 2001 and 2002 facility closing and headcount reduction plans.

        Operating Expenses.    Our selling, general, and administrative expenses decreased $6.3 million to $91.2 million in 2002 from $97.5 million in 2001, as a result of the cost reduction initiatives we implemented in 2001 and 2002.

        Facility closing and severance expenses in 2002 were approximately $5.4 million and approximately $7.4 million in 2001.

        Amortization of goodwill and intangibles decreased $3.3 million to $0.6 million in 2002 from $3.9 million in 2001, due to the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets." This statement precludes amortization of goodwill for periods beginning after December 15, 2001. Instead, an annual review of the recoverability of the goodwill and intangible assets is required. Certain other intangible assets continue to be amortized over their estimated useful lives.

        Other Expenses.    Interest expense decreased to $34.0 million in 2002 from $35.0 million in 2001 primarily due to lower interest rates in 2002. The loss on disposals of property, plant and equipment was $1.1 million in 2002, which related to the write-off of certain assets that were disposed of in conjunction with our facility closing plans.

        Loss Before Benefit for Income Taxes, and Cumulative Effect of Change in Accounting Principle.    The loss before income taxes and cumulative effect of change in accounting principle in 2002 was $3.5 million, as compared to $4.7 million in 2001, and was comprised of the following:

	Years Ended December 31,
	2001	2002
	(dollars in thousands)
Construction Products Group	$29,315	$28,265
Symons	31,324	27,076
Intersegment eliminations	(11,187)	(11,032)
Corporate, including interest expense	(54,105)	(47,818)

Loss before benefit for income taxes, and cumulative effect of change in accounting principle	$(4,653)	$(3,509)

        CPG's income before provision for income taxes of $28.3 million in 2002 decreased from $29.3 million in 2001, due to the unfavorable sales volume and pricing. These were partially offset by the benefit of the cost reductions we implemented, lower amortization expense with the adoption of SFAS No. 142, and lower facility closing and severance expenses in 2002 compared to 2001.

        Symons' income before income taxes was $27.1 million in 2002, compared to $31.3 million in 2001. This was due to the decreased sales volume, unfavorable pricing and unfavorable mix of lower rental revenues due to weaker markets in 2002 compared to 2001. These were partially offset by the benefit of the cost reduction initiatives we implemented, and the increased sales of higher gross profit used rental fleet.

        Corporate expenses decreased to $47.8 million, including interest expense of $34.0 million, in 2002 from $54.1 million, including interest expense of $35.0 million, in 2001 due to lower facility closing and severance expenses, lower interest expense as a result of lower interest rates, and the benefit of the cost reduction initiatives we implemented.

        Elimination of gross profit on intersegment sales decreased to $11.0 million in 2002 from $11.1 million in 2001 due to the mix of intersegment sales.

        Net Loss Before Cumulative Effect of Change in Accounting Principle.    The effective tax rate in 2002 was 11.0%, which is different from the statutory rate, primarily due to the unfavorable impact of permanent book/tax differences. The net loss before cumulative effect of change in accounting principle for 2002 was $3.1 million, compared to a loss of $3.5 million in 2001 due to the factors described above.

        Cumulative Effect of Change in Accounting Principle.    We adopted SFAS No. 142 effective January 1, 2002. As a result of adopting SFAS No. 142, we recorded a non-cash charge in 2002 of $17.1 million ($19.9 million of goodwill, less an income tax benefit of $2.8 million), which is reflected as a cumulative effect of change in accounting principle. This amount does not affect our ongoing operations or our cash flow. The goodwill arose from the acquisitions of Dur-O-Wal in 1995, Southern Construction Products in 1999, and Polytite in 2000, all of which manufacture and sell metal accessories used in masonry construction. The masonry products market has experienced weaker markets and significant price competition, which has had a negative impact on the product line's earnings and fair value.

        The following is a reconciliation from reported net loss to net loss adjusted for the amortization of goodwill:

	Years Ended December 31,
	2001	2002
	(dollars in thousands)
Net loss before cumulative effect of change in accounting principle, as reported	$(3,474)	$(3,123)
Amortization of goodwill, net of tax benefit	3,375	—

Net loss before cumulative effect of change in accounting principle, as adjusted	$(99)	$(3,123)

        Net Loss.    The net loss for 2002 was $20.3 million, compared to a loss of $3.5 million in 2001 due to the factors described above.

Comparison of Years Ended December 31, 2000 and 2001

        Net Sales.    Our 2001 net sales reached a record $393.7 million, a 7.0% increase from $367.8 million in 2000.

        The following table summarizes our net sales by segment for the periods indicated:

	Years Ended December 31,
	2000		2001
					% Change
	Net Sales	%	Net Sales	%
	(dollars in thousands)
Construction Products Group	$251,210	68.3%	$281,212	71.4%	11.9%
Symons	136,456	37.1	133,530	33.9	(2.1)
Intersegment eliminations	(19,821)	(5.4)	(21,042)	(3.8)	6.2

Net sales	$367,845	100.0%	$393,700	100.0%	7.0%

        CPG's sales increased by 11.9% to $281.2 million in 2001 from $251.2 million in 2000. This increase was primarily due to the acquisitions of Aztec, which contributed $18.3 million, and BarLock, which contributed $4.5 million as well as an increase in sales of paving products as a result of TEA-21, and the increased presence in California following the opening in late 2000 of a new manufacturing facility in Modesto, California. This was partially offset by decreases in the other product lines due to our weaker markets in 2001 compared to 2000.

        Symons' sales decreased by 2.1% to $133.5 million in 2001 from $136.5 million in 2000 due primarily to weaker markets in 2001 compared to 2000.

        Gross Profit.    Gross profit for 2001 was $139.3 million, a $1.0 million increase over the $138.3 million reported for 2000. Gross profit increased $3.0 million due to the cost reduction initiatives we implemented. A change in accounting estimate relating to the depreciable lives of a portion of the rental fleet reduced 2001 gross profit by $2.3 million. Gross margin was 35.4% in 2001, decreasing from 37.6% in 2000. The decrease from 2000 was due to a higher mix of lower gross margin paving products, a lower mix of higher gross margin Symons products, lower margins achieved on masonry products due to price competition, higher freight and energy costs, and lower absorption of fixed costs.

        Operating Expenses.    Our selling, general, and administrative expenses increased $4.6 million to $97.5 million in 2001 from $92.9 million in 2000, as a result of recent acquisitions, which totaled approximately $6.3 million, offset partially by the cost reduction initiatives we implemented and the receipt of approximately $1.1 million, net of recovery expenses, from Royal Surplus Lines Insurance Co. of certain defense costs related to the EFCO litigation.

        Facility closing and severance expenses were approximately $7.4 million in 2001 and $2.5 million in 2000.

        Amortization of goodwill and intangibles increased to $3.9 million in 2001 from $2.5 million in 2000, due to the acquisitions of Aztec and BarLock in 2001, as well as the full year impact of goodwill amortization relating to the July 2000 Conspec acquisition.

        Other Expenses.    Interest expense increased to $35.0 million in 2001 from $22.6 million in 2000 primarily due to increased long-term debt resulting from the full year impact of the June 2000 recapitalization and the acquisitions of Aztec and BarLock.

        Symons was a defendant in a civil suit brought by EFCO Corp., a competitor of Symons in one portion of their business. EFCO Corp. alleged that Symons engaged in false advertising, misappropriation of trade secrets, intentional interference with contractual relations, and certain other activities. After a jury trial, preliminary damages of approximately $14.1 million were awarded against Symons in 1999, and both parties were enjoined from engaging in certain conduct. We recorded a $15.3 million charge in 2000 after its unsuccessful appeal.

        In October 2000, Symons satisfied the judgment of $14.1 million, post-judgment interest of $1.1 million, and reimbursement of EFCO's defense costs of $0.1 million, by payment to EFCO from our cash on hand and from our revolving credit facility.

        Symons has made a claim to its primary and excess insurance carriers for "advertising injury" and other claims under its insurance policies to recover its defense costs and for indemnification of the false advertising and the misappropriation of trade secrets portions of the EFCO judgment.

        Income (Loss) Before Provision (Benefit) for Income Taxes and Extraordinary Item.    The loss before income taxes and extraordinary item in 2001 was $4.7 million, as compared to income of $2.1 million in 2000, and was comprised of the following:

	Years Ended December 31,
	2000	2001
	(dollars in thousands)
Construction Products Group	$30,157	$29,315
Symons	16,709	31,324
Intersegment eliminations	(9,949)	(11,187)
Corporate, including interest expense	(34,769)	(54,105)

Income (loss) before provision (benefit) for income taxes and extraordinary item	$2,148	$(4,653)

        CPG's income before provision for income taxes of $29.3 million in 2001 decreased from $30.2 million in 2000, despite the sales increase, due to higher mix of lower gross profit paving products, a lower mix of higher gross profit concrete accessories products and higher facility closing and severance expenses recorded in 2001. These were partially offset by the contributions from higher net sales and the cost reduction initiatives we implemented.

        Symons' income before income taxes was $31.3 million in 2001, compared to $16.7 million in 2000. The 2001 results included a $2.3 million charge for the change in accounting estimate. The 2000 results included a $15.3 million non-recurring lawsuit judgment. Excluding these items, the income before income taxes from Symons was $33.6 million for 2001 versus $32.0 million for 2000. This is due to a higher mix of higher gross margin sales of used forms and the cost reduction initiatives we implemented. These were partially offset by higher facility closing and severance expenses in 2001 and higher operating costs such as energy and freight.

        Corporate expenses increased to $54.1 million in 2001 from $34.8 million in 2000. This was due to the higher interest expense, which increased to $35.0 million from $22.6 million, as a result of the June 2000 recapitalization, higher amortization expense as a result of the 2001 acquisitions of Aztec and Barlock, and higher facility closing and severance expenses.

        Elimination of gross profit on intersegment sales increased to $11.2 million in 2001 from $9.9 million in 2000 due to higher intersegment sales.

        Net Income (Loss).    The effective tax rate in 2001 was 25.3%, which differs from the statutory rate due to the unfavorable impact of non-deductible goodwill amortization for purposes of determining taxable income (losses). The loss before extraordinary item for 2001 was $3.5 million, compared to income of $0.7 million in 2000 due to the factors described above.

        As described in footnote 1 to our consolidated financial statements, our recapitalization resulted in an extraordinary loss of $4.8 million in 2000.

Liquidity and Capital Resources

        Our key statistics for measuring liquidity and capital resources are net cash provided by operating activities, capital expenditures and amounts available under our revolving credit facility.

        Our capital requirements relate primarily to capital expenditures, debt service and the cost of acquisitions. Historically, our primary sources of financing have been cash from operations, borrowings under our revolving credit facility and the issuance of long-term debt and equity.

        Net cash used in operating activities in the first quarter of 2003 was $9.4 million, compared to $15.4 million in the first quarter of 2002. Net cash used in operating activities for 2002 was $17.3 million, compared to $8.2 million provided by operating activities for 2001.

        Net cash used in investing activities was $4.9 million in the first quarter of 2003, compared to $2.3 million in the first quarter of 2002. Property, plant and equipment additions decreased to $2.5 million in the first quarter of 2003 from $3.8 million in the first quarter of 2002, as we continue to closely monitor our spending in a soft market. Rental equipment additions, net of proceeds from sales of rental equipment, were a $2.4 million use of cash in the first quarter of 2003, compared to a $1.6 million source of cash in the first quarter of 2002. This is due to the implementation of our plan to continue to augment traditional forming rental fleet with European clamping systems.

        Our investing activities consisted of net proceeds from the sale of fixed assets and rental equipment of $8.0 million in 2002, compared to net capital expenditures of $12.9 million in 2001. Capital expenditures in 2002 included additions to the rental fleet of $18.4 million and net property, plant, and equipment additions of $9.3 million, offset by $35.6 million of proceeds from sales of rental equipment.

        At March 28, 2003, of the $50.0 million revolving credit facility that was available to us, $27.4 million of borrowings were outstanding, along with $9.3 million of letters of credit, with the remaining $13.3 million available for borrowing. Approximately $9.2 million of the $30.0 million acquisition facility had been drawn and was outstanding. The tranche A facility had $18.6 million outstanding at March 28, 2003. The tranche B facility had $97.3 million outstanding at March 28, 2003.

        At March 28, 2003, working capital was $67.5 million, compared to $65.8 million at December 31, 2002. The increase in working capital is attributable to normal seasonal working capital growth.

        We intend to pursue additional acquisitions that present opportunities to realize significant synergies, operating expense economies or overhead cost savings or to increase our market position. We regularly engage in discussions with respect to potential acquisitions and investments. There are no definitive agreements with respect to any material acquisitions at this time, and we cannot assure you that we will be able to reach an agreement with respect to any future acquisition. Our acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary funds on terms acceptable to us or at all. We intend to fund acquisitions with cash, securities or a combination of cash and securities. To the extent we use cash for all or part of any future acquisitions, we expect to raise the cash from our business operations, from borrowings under our senior credit facility or, if feasible and attractive, by issuing long-term debt or additional common shares. If we incur additional debt to finance acquisitions, our total interest expense will increase. See "Risk Factors—Risks associated with acquisitions."

        In connection with the potential acquisition of the fixed assets and rental fleet of Safway Formwork, we intend to fund approximately $7.3 million (present value) of the purchase price with a senior unsecured note in favor of the seller, which will mature at the end of 2008. We will be required to make annual interest payments of $1.0 million under this note. The face value of the note will be $13.0 million.

        Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, or to fund planned capital expenditures and research and development will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated operating improvements, management believes that cash flow from operations and available borrowings under our senior credit facility, will be adequate to meet our future liquidity for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that operating improvements will be realized on schedule or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may from time to time seek to retire our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, in privately negotiated transactions or otherwise. Any such repurchases or exchanges will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the senior subordinated notes on commercially reasonable terms or at all.

Seasonality

        Our operations are seasonal in nature with approximately 55% of sales historically occurring in the second and third quarters. Working capital and borrowings fluctuate with the volume of our sales.

Inflation

        We do not believe inflation had a significant impact on our operations over the past two years. In the past, we have been able to pass along to our customers a portion of the increases in the price of steel, our principal raw material. We may not be able to pass on steel price increases in the future.

Critical Accounting Policies

        In preparing our consolidated financial statements, we follow United States generally accepted accounting principles. These principles require us to make certain estimates and apply judgments that affect our financial position and results of operations. We continually review our accounting policies and financial information disclosures. On an on-going basis, we evaluate our estimates, including those related to allowance for doubtful accounts, inventories, investments, long-lived assets, income taxes, insurance reserves, restructuring liabilities, environmental contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Inventories

        We value all inventories at the lower of first-in, first-out, or FIFO, cost or market and includes all costs directly associated with manufacturing products: materials, labor and manufacturing overhead. We provide net realizable value reserves which reflect our best estimate of the excess of the cost of potential obsolete and slow moving inventory over the expected net realizable value.

Rental Equipment

        We manufacture rental equipment for resale and for rent to others on a short-term basis. We record rental equipment at the lower of FIFO cost or market and it is depreciated over the estimated useful life of the equipment, three to fifteen years, on a straight-line method.

Income Taxes

        We have generated deferred tax assets or liabilities due to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets at the balance sheet date is not considered necessary because it is more likely than not the deferred tax assets will be fully realized. We record liabilities relating to income taxes utilizing known obligations and estimates of potential obligations.

Revenue Recognition

        We recognize revenue from product sales when the product is shipped from our facilities and risk of loss and title have passed to the customer or, at the customer's written request and where the customer has made a fixed commitment to purchase goods on a fixed schedule consistent with the customer's business and where risk of ownership has passed to the buyer, the goods are set-aside in storage and we do not retain any specific performance obligations such that the earning process is not complete. For transactions where we have not obtained customer acceptance, revenue is deferred until the terms of acceptance are satisfied. On rental equipment sales, revenue is recognized and recorded on the date of shipment. Rental revenues are recognized ratably over the terms of the rental agreements.

Insurance Reserves

        We are self-insured for certain of our group medical, workers' compensation and product and general liability claims. We have stop loss insurance coverage at various per occurrence and per annum levels depending on type of claim. We consult with third party administrators to estimate the reserves required for these claims. Actual claims experience can impact these calculations and, to the extent that subsequent claim costs vary from estimates, future earnings could be impacted and the impact could be material. We made no material revisions to the estimates for the years ended December 31, 2002, 2001 and 2000.

Pension Liabilities

        Pension and other retirement benefits, including all relevant assumptions required by U.S. GAAP, are evaluated each year. Due to the technical nature of retirement accounting, outside actuaries are used to provide assistance in calculating the estimated future obligations. Since there are many estimates and assumptions involved in retirement benefits, differences between actual future events and prior estimates and assumptions could result in adjustments to pension expenses and obligations. These assumptions include the discount rate, rate of increase in compensation levels, and the expected long-term rate of return on the related assets.

Accounts Receivable Allowance

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers deteriorates, resulting in an impairment of their ability to make payments, additional allowances may be required.

        We have other loss exposures, such as facility closing and severance liabilities and litigation. Establishing loss reserves for these matters requires us to estimate and make judgments in regards to risk exposure and ultimate liability. We establish accruals for these exposures; however, if our exposure exceeds our estimates we could be required to record additional charges.

Recently Issued Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that an obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred. Subsequent to initial measurement, an entity recognizes changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," that address the disposal of a segment of a business. The Statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, and generally would be applied prospectively for disposal activities initiated by a commitment to a plan made after the entity's initial adoption of the Statement. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with earlier adoption encouraged. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In July 2002, the FASB issued Statement of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring or other exit or disposal activity. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We are assessing the impact of the adoption of this standard and does not believe this pronouncement will have a material impact on our consolidated financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS 148 amends FASB statement No. 123, "Accounting for Stock-Based Compensation." Although it does not require use of fair value method of accounting for stock-based employee compensation, it does provide alternative methods of transition. It also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148's amendment of the transition and annual disclosure requirements is effective for fiscal years ending after December 15, 2002. The amendment of disclosure requirements of Opinion No. 28 is effective for interim periods beginning after December 15, 2002. Although we have not changed to the fair value method, the disclosure requirements of this statement have been adopted.

        In November 2002, the FASB issued Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements in this interpretation are required for financial statements of periods ending after December 15, 2002. The initial measurement provisions of the interpretation are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

        In January 2003, the FASB issued Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities, an Interpretation of APB No. 50." FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not believe this pronouncement will have a material impact on our consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

        At March 28, 2003, we had financial instruments that were sensitive to changes in interest rates. At March 28, 2003, these financial instruments consisted of:

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  $170.0 million of senior subordinated notes, with a book value of $159.9 million;

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  $202.0 million credit facility, consisting of:

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  $50.0 million revolving credit facility $27.4 million of which was outstanding at March 28, 2003;

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  $30.0 million acquisition facility, $9.2 million of which was drawn and outstanding at March 28, 2003;

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  $23.5 million term loan tranche A, $22.3 million of which has been drawn and $18.6 million was outstanding at March 28, 2003; and

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  $98.5 million term loan tranche B, all of which has been drawn and $97.3 million was outstanding at March 28, 2003;

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  $4.3 million in capital lease obligations; and

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  $1.2 million in other fixed-rate, long-term debt.

        Our credit facility has serveral interest rate options, which re-price on a short-term basis. Accordingly, the fair value of the credit facility approximates its $152.5 million face value. The weighted average interest rate at March 28, 2003 was 4.8%.

        In the ordinary course of our business, we also are exposed to price changes in raw materials (particularly steel bar and rod and steel flat plate) and products purchased for resale. The prices of these items can change significantly due to changes in the markets in which our suppliers operate. We generally do not use financial instruments to manage our exposure to changes in commodity prices.

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  Exhibit 99.1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS